UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

Commission File Number:  001-37413

ADVANZ PHARMA Corp.
(Exact name of registrant as specified in its charter)

5770 Hurontario Street, Suite 310
Mississauga, Ontario, L5R 3G5
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Limited Voting Shares, No Par Value
(Title of each class of securities covered by this Form)
____________________

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:  223

Pursuant to the requirements of the Securities Exchange Act of 1934, ADVANZ PHARMA Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2019	By: ADVANZ PHARMA Corp.

/s/ Adeel Ahmad
Name: ADEEL AHMAD
Title: Chief Financial Officer